Exhibit 1.01

CORSAIR GAMING, INC.

Conflict Minerals Report

For Year Ending December 31, 2021

Company Overview

This Conflict Minerals Report (CMR) has been prepared by the management of Corsair Gaming, Inc. (herein referred to as “Corsair” the “company,” “we,” “us,” or “our”). The information covers the activities of all majority-owned subsidiaries and related entities that are required to be consolidated.

Corsair is a leading global provider and innovator of high-performance gear for gamers, streamers, and content creators, many of which build their own personal computers (PCs) using our components. Our industry-leading gaming gear helps digital athletes, from casual gamers to committed professionals, perform at their peak across PC or console platforms, and our streaming gear enables streamers and content creators to produce studio-quality content to share with friends or to broadcast to millions of fans. Our PC components products offer our customers multiple options to build their customized gaming and workstation desktop PCs. We design and sell high-performance gaming and streaming peripherals, components such as keyboards, mice, and other human interface elements, as well as and high-performance gaming systems to enthusiasts globally.

We have served the market for over two decades and many of our products maintain leading market share positions, according to external market data and internal estimates. We have built a strong base of loyal customers due to our brand authenticity and reputation as a provider of innovative and finely engineered products that deliver a high level of performance. It is very much in keeping with our record and reputation of authenticity to maintain and report on the possible utilization of conflict minerals in our products, and throughout our supply chain.

Introduction

For the 2021 calendar year, Corsair determined that tin, tungsten, tantalum, and/or gold (3TGs) were necessary to the functionality or production of products the company manufactured or contracted to be manufactured. Corsair conducted a reasonable country of origin inquiry in good faith to determine whether any of the 3TGs in its products originated from Conflict-Affected and High-Risk Areas (CAHRAs), such as the Democratic Republic of the Congo (DRC) or an adjoining country (collectively referred to as the “Covered Countries”).

Based on our compilation of the country of origin data, Corsair believes its products could contain 3TGs that may have originated in the Covered Countries and, therefore, in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (from here on referred to “Section 1502 of the Dodd-Frank Act” or “the Rule”), due diligence was performed on the source and chain of custody of the 3TGs in question to determine whether its products are “conflict free or responsibly sourced.” Working with a third-party supplier auditing firm, Assent, the company designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework of the Organization for Economic Co-Operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum, and tungsten (the “OECD Guidance”).

Corsair is committed to complying with the requirements of the Rule and upholding responsible sourcing practices. As such, Corsair, working with its third-party service provider Assent, has put into place a robust due diligence program to ensure its contributions to upholding human rights and responsible practices across the supply chain.

Conflict Minerals Program & Policy

Prior to becoming a public traded company, Corsair was already actively engaged with its suppliers for several years with respect to the use of conflict minerals. Following its IPO in Sept 2020, Corsair has adopted a conflict minerals policy articulating the conflict minerals supply chain due diligence process and the company’s commitments to reporting obligations regarding conflict minerals. The policy is available online, in Section F of Corsair’s Code of Conduct and Ethics here: https://cwsmgmt.corsair.com/landing/social-impact/pdf/CORSAIR_CodeOfConductAndEthics.pdf

Description of Products

We group our products into two broad categories:

•

Gamer and creator peripherals. Includes our high-performance gaming keyboards, mice, headsets, controllers, and our streaming gear including capture cards, Stream Decks, USB microphones, our Facecam streaming camera, studio accessories and EpocCam software, as well as coaching and training services, among others.

•

Gaming components and systems. Includes our high-performance power supply units, or PSUs, cooling solutions, computer cases, DRAM modules, as well as high-end prebuilt and custom-built gaming PCs, among others.

Though only some of Corsair’s products fall in scope of the Rule, as they contain (or may contain) one or more of the 3TGs, this CMR covers all Corsair products and production lines.

Reasonable Country of Origin Inquiry

To determine whether necessary 3TGs in products originated in Conflict-Affected and High-Risk Areas, Corsair retained a third-party service provider, Assent Compliance (hereafter, “Assent”), to assist us in conducting our Reasonable Country of Origin Inquiry (RCOI) per the OECD Guidance, as well as reviewing the supply chain and identifying risks.

Corsair’s Conflict Minerals compliance team, working with Procurement, made an internal assessment of company suppliers to determine all parts from direct suppliers with a possibility of 3TGs being present. This list of 70 direct suppliers became the “in-scope” supplier list, those suppliers providing parts with a possibility of 3TGs.

Corsair provided the in-scope supplier list and 230 parts associated with the in-scope suppliers to Assent for upload to the online supplier surveying platform, known as the “Assent Compliance Manager, or ACM.

To trace materials, and demonstrate transparency from our supply chain, Corsair utilized the Conflict Minerals Reporting Template (CMRT) Version 6.1 to conduct a survey of all in-scope suppliers.

Through the Assent platform, and monitored by the Corsair Conflict Minerals compliance team, Assent contacted suppliers via the ACM platform. This enables Corsair to track supplier communications, and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment, and management. The platform provides functionality that meets the OECD Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations, are managed through this platform.

In cooperation with the Assent team, Corsair requested that all direct suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the Assent Compliance Manager for future reporting and transparency. Corsair directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to Assent.

Corsair Supplier Response Rate

Corsair’s CMR) suppliers campaign commenced in January of 2022 and concluded May 4, 2022, with our data assessment and analysis completed May 9, 2022. Corsair’s total response rate from suppliers for the 2021 report year was 92.86% of suppliers reporting, covering 98.71% of parts in scope. The campaign also achieved a 100% valid submission rate, with no supplier submitting invalid or uncorrected CMRTs.

Through reasonable due diligence practices, Corsair was able to take advantage of a broader set of country-of-origin data to complement efforts in establishing transparency in the supply chain. Based on the findings, Corsair was able to determine the country of origin of 3TGs used in Corsair’s products. As such, the company can perform further due diligence on the source and chain of custody of the minerals in question.

Design of Due Diligence

In collaboration with Assent, Corsair established due diligence measures to conform, in all material respects, with the framework in the OECD Guidance and the related supplements. The Corsair program aligns with the five steps for due diligence that are described by the OECD Guidance and continues to evaluate market expectations for data collection and reporting to achieve continuous improvement opportunities.

Due diligence requires a necessary reliance on data provided by direct suppliers and third-party audit programs, introducing a risk of incomplete or inaccurate data as the process cannot be fully owned by the company. However, through active risk identification, and risk assessment, as well as continued outreach and process validation, risk gaps can be mitigated. This aligns with industry standards and market expectations for downstream companies’ due diligence.

Company Management Systems

In 2021, Corsair established a cross-functional Conflict Minerals (CM) compliance team consisting of Jonathan Harris, ESG Manager, and Kimberly A. Turner, Director, Quality Engineering, and reporting to Matthew M. Hsu, Sr. Vice President & General Manager. The CM compliance team is responsible for implementing the conflict minerals compliance strategy and briefing senior management and the Board of Directors about the results of these due diligence efforts.

This collaboration works together in the continuous improvement in development and implementation of additional steps that the company may undertake with suppliers and respective stakeholders regarding conflict minerals. Corsair also leverages Assent’s managed services, working with dedicated program specialists who support Corsair’s conflict minerals program. Corsair’s CM compliance team meets bi-monthly and communicates regularly with the Assent team to receive updates on program status. Assent’s team participants are trained in conflict minerals compliance and understands the intricacies of reporting templates such as CMRT and CMRs, as well as Section 1502 of the Dodd-Frank Act and other relevant legislation.

Control Systems

Corsair expects all suppliers to have policies and procedures in place to ensure that 3TGs used in the production of the products sold to Corsair are “conflict free or responsibly sourced.” Standard supplier contract language for Corsair. includes stipulations on Conflict Minerals due diligence and reporting. Products or parts should not contain minerals (3TGs) sourced from areas that have been identified to be in the presence of widespread human rights abuses and violations of law either directly or indirectly. Since 2020, direct suppliers have been requested to provide CMRT responses and information on the origin of the 3TGs contained in components and materials supplied, including sources of 3TGs that are supplied to them from lower-tier suppliers.

Furthermore, in early 2022, Corsair published a new Code of Conduct and Ethics, including a new Section F, “company Supplier Responsibility and Accountability” which applies to all direct suppliers and outlines certain expected behaviors and practices. This updated Code of Conduct is based on industry and internationally accepted principles such as the United Nations Guiding Principles on Business and Human Rights and the OECD Due Diligence Guidance, including Conflict Minerals reporting. Contract language and supplier responsibility and accountability is reviewed annually to ensure it continues to align with industry best practices.

Supplier Engagement

Over two decades of operations and growth, Corsair has a created and maintained strong relationships with our direct suppliers. For our CMR, Corsair suppliers are able to leverage Corsair staff and Assent’s supplier support specialists to ensure they receive appropriate support and understand how to properly fill a CMRT. Wherever necessary or helpful, suppliers are provided guidance in their native language.

Corsair engages with suppliers directly to request a valid (free of validated errors) CMRT for the products that they supply. With respect to the OECD requirement to strengthen engagement with suppliers, Corsair has developed an internal procedure that includes supplier risk identification process that then leads to further steps of supplier engagement in the form of escalations, such as in-person meetings and or corrective actions. Feedback from this engagement process has allowed the company to oversee improvements in supplier responses and supplier compliance for this initiative.

Corsair’s Conflict Minerals plan is documented in our updated Code of Conduct and Ethics, Section F. Our direct engagement with suppliers for conflict minerals training and support constitute a strong supplier engagement program, and our first-time response rate of over 90% reflects the success of this effort.

Maintain Records

Though the Corsair CM reporting process is new, the company has adopted a policy to retain relevant documentation for a period of five years. Through Assent, a document retention policy to retain conflict minerals related documents, including supplier responses to CMRTs and the sources identified within each reporting period, has been implemented. The company stores all of the information and findings from this process in a database that can be audited by internal or external parties.

Supplier Risk Evaluation

Risks associated with direct suppliers’ due diligence processes were assessed by their declaration responses on a CMRT, which Assent analyzes automatically based on established criteria. These risks are addressed by Assent staff and members of Corsair’s internal CM compliance team. We engage with suppliers to gather pertinent data and ask for corrective actions if needed. Risks at the supplier level may include non-responsive suppliers or incomplete CMRTs. Suppliers failing to respond to a CMRT after several attempts through Assent are approached directly by Corsair CM compliance team or appropriate Procurement leads.

Assent’s supplier risk assessment (flagging suppliers’ risk as high, medium, low) provides a user-friendly form to identify problematic suppliers in a company’s supply chain. The risk assessment is derived from the smelter validation process, which establishes risk at the smelter level via an analysis that considers multiple conflict minerals factors.

Smelter and Refinery Risk Evaluation

Other supply chain risks can be identified by assessing the due diligence practices and audit status of smelters/refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent’s Smelter validation program compared listed facilities with the list of smelters and refiners consolidated by the Responsible Mining Initiative (RMI) to ensure that the facilities met the recognized definition of a 3TGs processing facility that was operational during the 2021 calendar year.

Assent also determines if the smelter has been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process or RMAP of the Responsible Mineral Initiative (RMI). As noted, Corsair does not have a direct relationship with smelters or refiners, and does not perform direct audits of these entities within their upstream supply chain. Smelters that are conformant to RMAP audit standards are considered as “conflict free or responsibly sourced.” In cases where the smelter or refiners are considered non-conformant by RMAP, further steps are followed to notify suppliers regarding these facilities.

The smelters or refiners are actively monitored to proactively identify other risks pertaining to conflict minerals.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to red-flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•	Geographic proximity to Conflict-Affected and High-Risk Areas.
•	Known mineral source country of origin.
•	RMAP audit status.
•	Credible evidence of unethical or conflict sourcing.
•	Peer assessments conducted by credible third-party sources.
•	Sanctions risks.

Risk mitigation activities are initiated whenever a supplier’s CMRT reports facilities of concern. Through Assent, suppliers with submissions that included any smelters of concern were immediately provided with feedback instructing suppliers to take their own independent risk mitigation actions. Examples include the submission of a product-specific CMRT to better identify the connection to products that they supply to Corsair. Additional escalation may have been necessary to address any continued sourcing from these smelters of concern. Suppliers are given clear performance objectives within reasonable timeframes with the goal of progressive elimination of these smelters of concern from the supply chain.  In addition, suppliers are guided to the educational materials on mitigating the risks identified through the data collection process.

Strategy to Respond to Risks

Together with Assent, Corsair developed processes to assess and respond to the risks identified in the supply chain. Corsair actively manages the implementation and monitoring of the Conflict Minerals program.  As noted above, escalations are sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the suppliers contract obligations in cooperation for compliance to the conflict minerals rules and the company’s expectations.

In the very few cases where suppliers have continuously been non-responsive or are not committed to corrective action plans, the company will assess options on replacing that supplier. The results of the program and risk assessment are shared with the CM compliance team and the Corsair leadership to ensure transparency within the company.

Corsair does not have a direct relationship with any 3TG smelters or refiners and does not perform or direct audits of these entities within the supply chain.

Third-Party Audit of Supply Chain Due Diligence in the Supply Chain

As noted above, the RMAP uses independent private-sector auditors, and audits the source of 3TGs, including the mines from which 3TGs are extracted, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program.

Assent directly engages smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and for those smelters and refiners are already conformant to RMAP, Assent thanks them for their efforts on behalf of its compliance partners. Corsair is a signatory of these communications in accordance with requirements in the OECD Guidance.

Report Annually on Supply Chain Due Diligence

Corsair files a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and makes these filings available on the Investor Relations section of the company’s website. Information found on or accessed through this website is not considered part of this report and is not incorporated by reference herein.

The company will continue to expand efforts both for transparency through the data collection process and risk evaluation, as well as the disclosure of efforts through the form of public report.

Due Diligence Results

Supply Chain Outreach

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten, and gold. Following the industry standard process, CMRTs are sent to and requested from direct suppliers, who are expected to follow this process until the smelter and refinery sources are identified. The following is the result of the outreach conducted by Corsair for the 2021 reporting year.

CMRT Strength
38%
55%
7%
N/A - No 3TGs
Not Submitted
Strong

Supply Chain Outreach Metrics

Conflict Minerals Response Rates
Not Submitted, 7%
Complete
Not Submitted
Complete, 93%

Upstream Data Transparency

Appendix A includes all smelters or refiners that Corsair suppliers listed in completed CMRTs that met the recognized definition of a 3TGs processing facility and were operational during the 2021 calendar year. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which company’s product lines the materials may end up in. As a result, those providing their lists of smelters and refiners have the practice to list all smelters and refiners they may purchase from within the reporting period. Therefore, the smelters and refiners (as sources) listed in Appendix A are likely to be more comprehensive than the list of smelters or refiners which actually processed the 3TGs contained in the company’s products.

Although the potential for over-reporting is understood, Corsair has taken measures to validate all smelter and refiner data against validated audit programs and databases intended to verify the material types and mine sources of origin. From the gathered responses, Corsair identified 9 of 278 total smelters, or roughly 3% of smelters in the suppliers CMRTs that potentially posed a higher risk due to the presence of some red flag indicators were identified. Suppliers that identified these specific smelters of concern on their CMRT were contacted, via Assent, in accordance with the OECD Guidance, as stipulated in the previous sections.

Countries of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on reasonable identification of country of origin data obtained via Assent’s supply chain database or the RCOI file. As mentioned in the above section, it is understood that overreporting might occur which could result in Appendix B having more countries than those relevant to the company’s products.

Goals and Next Steps

Since completing our first Conflict Minerals campaign in early May, Corsair has begun to assess our supplier feedback on the CMRT process. In the coming 2022 reporting period, our CM compliance team plans to introduce additional steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TGs in the company’s products could originate from Conflict-Affected and High-Risk Areas. Our goals include:

•	Continue to evaluate upstream sources through a broader set of tools to evaluate risk, such as:
○	Using a comprehensive library of smelters and refiners with detailed status and notes for each listing.
○	Scanning for credible media on each smelter and refiner for risk discovery.
○	Comparing the list of smelters and refiners against government watch and denied parties lists.
•	Engage with our suppliers earlier (Q3 of 2022) and more closely, making certain that the CM team provides the best information and training resources regarding responsible sourcing of 3TGs.

•	Encourage and work with suppliers to have due diligence procedures in place for their own supply chains to improve the content of the responses from such suppliers.
•	Highlight and educate our suppliers on the conflict minerals flow-down clause in new or renewed supplier contracts, as well as included in the terms and conditions of each purchase order issued.
•	Following the OECD Guidance process, increase the emphasis on clean and RMAP validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis.

Except for the historical information contained herein, the matters set forth in this CMR are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to our business and operations, and the goals and next steps we plan to introduce to help mitigate the risk that the necessary 3TGs in the company’s products could originate from Conflict-Affected and High-Risk Areas. Forward-looking statements also include, among others, those statements including the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar language. These statements reflect our views and assumptions as of the date of this CMR. All forward-looking statements involve risks and uncertainties that could cause our actual performance to differ materially from those anticipated in the forward-looking statements depending on a variety of factors, including implementation of compliance measures by our direct and indirect suppliers, incomplete or unavailable data from suppliers, smelters or refineries, errors or omissions by suppliers, smelters or refineries; failure to carry out our plans in a timely manner or at all; lack of cooperation by our suppliers, their respective suppliers, and our smelters and refineries; uncertainties introduced to our supply chain by acquisitions or other strategic developments; internal and external resource constraints; political developments in the Conflict-Affected and High-Risk Areas and regulatory developments in the United States, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and in our subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this CMR. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.

*	*	*

Appendix A: Smelter List as of Dec. 31, 2021

Metal	Smelter/Refinery Name	Smelter/ Refinery Location
Tungsten	A.L.M.T. Corp.	Japan
Gold	Advanced Chemical Company	United States Of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Tungsten	Kennametal Huntsville	United States Of America
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Gold	Chimet S.p.A.	Italy
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Gold	Chugai Mining	Japan
Tin	Alpha	United States Of America
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	Dowa	Japan
Tin	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tantalum	F&X Electro-Materials Ltd.	China
Tin	Fenix Metals	Poland

Gold	OJSC Novosibirsk Refinery	Russian Federation
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States Of America
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Gold	LT Metal Ltd.	Korea, Republic Of
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Tungsten	Japan New Metals Co., Ltd.	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States Of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Gold	Kazzinc	Kazakhstan
Tungsten	Kennametal Fallon	United States Of America
Gold	Kennecott Utah Copper LLC	United States Of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Tin	China Tin Group Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of

Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Gold	Materion	United States Of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Tin	Metallic Resources, Inc.	United States Of America
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tin	Mineracao Taboca S.A.	Brazil
Tantalum	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Gold	Mitsubishi Materials Corporation	Japan
Tin	Mitsubishi Materials Corporation	Japan
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Tin	Jiangxi New Nanshan Technology Ltd.	China
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Gold	PAMP S.A.	Switzerland
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Gold	PX Precinox S.A.	Switzerland
Tantalum	QuantumClean	United States Of America
Gold	Rand Refinery (Pty) Ltd.	South Africa
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Gold	Royal Canadian Mint	Canada
Tin	Rui Da Hung	Taiwan, Province Of China
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Tin	Soft Metais Ltda.	Brazil
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Tantalum	Taki Chemical Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Tantalum	Telex Metals	United States Of America
Tin	Thaisarco	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Korea, Republic Of
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Valcambi S.A.	Switzerland

Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	SAFINA A.S.	Czechia
Gold	Umicore Precious Metals Thailand	Thailand
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Gold	Geib Refining Corporation	United States Of America
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tin	Melt Metais e Ligas S.A.	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tantalum	KEMET Blue Metals	Mexico
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States Of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	Global Advanced Metals Aizu	Japan
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	T.C.A S.p.A	Italy
Gold	REMONDIS PMR B.V.	Netherlands
Tungsten	Niagara Refining LLC	United States Of America
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	Marsam Metals	Brazil
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tin	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tungsten	Unecha Refractory metals plant	Russian Federation
Gold	SAAMP	France
Gold	L'Orfebre S.A.	Andorra
Gold	8853 S.p.A.	Italy
Gold	Italpreziosi	Italy
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain

Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	ACL Metais Eireli	Brazil
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam
Tin	PT Menara Cipta Mulia	Indonesia
Tantalum	Jiangxi Tuohong New Raw Material	China
Tungsten	Moliren Ltd.	Russian Federation
Gold	AU Traders and Refiners	South Africa
Gold	Bangalore Refinery	India
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Safimet S.p.A	Italy
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	PT Bangka Serumpun	Indonesia
Tin	Tin Technology & Refining	United States Of America
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	Luna Smelter, Ltd.	Rwanda
Tungsten	KGETS Co., Ltd.	Korea, Republic Of
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Tin	PT Aries Kencana Sejahtera	Indonesia
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Yunnan Copper Industry Co., Ltd.	China

Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Tin	Estanho de Rondonia S.A.	Brazil
Gold	Refinery of Seemine Gold Co., Ltd.	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Sabin Metal Corp.	United States Of America
Gold	Samwon Metals Corp.	Korea, Republic Of
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Morris and Watson	New Zealand
Gold	Guangdong Jinding Gold Limited	China
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Super Ligas	Brazil
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Sai Refinery	India
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	Pease & Curren	United States Of America
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	NH Recytech Company	Korea, Republic Of
Tin	Pongpipat Company Limited	Myanmar

Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Precious Minerals and Smelting Limited	India
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	PT Tirus Putra Mandiri	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	Modeltech Sdn Bhd	Malaysia

Appendix B: Countries of Origin

List of countries that declared smelters are known to source from.

•	Afghanistan
•	Åland Islands
•	Albania
•	American Samoa
•	Andorra
•	Angola
•	Argentina
•	Armenia
•	Australia
•	Austria
•	Belarus
•	Belgium
•	Bermuda
•	Bolivia
•	Brazil
•	Bulgaria
•	Burundi
•	Cambodia
•	Canada
•	Central African Republic
•	Chile
•	China
•	Colombia
•	Congo
•	Democratic Republic of Congo
•	Djibouti
•	Dominica
•	Dominican Republic
•	Ecuador
•	Egypt
•	Eritrea
•	Estonia
•	Ethiopia
•	Finland
•	France
•	Germany
•	Ghana
•	Guinea
•	Guyana
•	Hong Kong
•	Hungary
•	India
•	Indonesia
•	Ireland
•	Israel
•	Italy
•	Japan
•	Kazakhstan
•	Kenya
•	Korea
•	Kyrgyzstan
•	Liberia
•	Lithuania
•	Luxembourg
•	Madagascar
•	Malaysia
•	Mali
•	Mauritania
•	Mexico
•	Mongolia
•	Morocco
•	Mozambique
•	Myanmar
•	Namibia
•	Netherlands
•	New Zealand
•	Niger
•	Nigeria
•	Panama
•	Papua New Guinea
•	Peru
•	Philippines
•	Poland
•	Portugal
•	Russian Federation
•	Rwanda
•	Saudi Arabia
•	Sierra Leone
•	Singapore
•	Slovakia
•	Slovenia
•	South Africa
•	South Sudan
•	Spain
•	Sudan
•	Suriname
•	Sweden
•	Switzerland
•	Taiwan
•	Tajikistan
•	Tanzania
•	Thailand
•	Turkey
•	Uganda
•	United Arab Emirates
•	United Kingdom
•	United States
•	Uzbekistan
•	Viet Nam
•	Zambia
•	Zimbabwe

Appendix C: Smelter RMAP Audit Status and Risk